Exhibit 10.40
SIXTH AMENDMENT TO OFFICE LEASE
This SIXTH AMENDMENT TO OFFICE LEASE ("Sixth Amendment") is made and entered into as of the 25th day of May, 2021, by and between SEQUENCE TECH. CENTER CA LLC, a Delaware limited liability company ("Landlord"), and DEXCOM, INC., a Delaware corporation ("Tenant").
R E C I T A L S :
A.    Landlord’s predecessor-in-interest, JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a wholly owned subsidiary of Manulife Financial Corporation, a Michigan corporation, in turn the predecessor-in-interest to Kilroy Realty, L.P., a Delaware limited partnership ("Original Landlord"), and Tenant entered into that certain Office Lease dated March 31, 2006 (the "Lease"), as amended by (i) that certain First Amendment to Office Lease dated August 18, 2010 ("First Amendment"), (ii) that certain Second Amendment to Office Lease dated October 1, 2014 ("Second Amendment"), (iii) that certain Third Amendment to Office Lease dated as of February 7, 2019 by and between Landlord and Tenant (“Third Amendment”) (iv) that certain Fourth Amendment to Lease dated as of September 9, 2019 by and between Landlord and Tenant (“Fourth Amendment”), and (v) that certain Fifth Amendment to Lease dated as of October 28, 2019 by and between Landlord and Tenant (“Fifth Amendment”), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises (collectively, the "Premises") located in the following buildings: (i) that certain office building located at 6340 Sequence Drive, San Diego, California ("6340 Building"), (ii) that certain office building located at 6310 Sequence Drive, San Diego, California ("6310 Building"), (iii) that certain office building located at 6290 Sequence Drive, San Diego, California ("6290 Building") and (iv) that certain office building located at 6350 Sequence Drive, San Diego, California (“6350 Building”) (collectively, the "Buildings"), which buildings are located in the Project (as defined in the Lease). The Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment, may be referred to herein as the "Lease". Landlord is the successor-in-interest in the Lease to Original Landlord.
B.    Tenant desires, as part of its plan to renovate material potions of the interior of the 6350 Building, to perform sprinkler renovation work in the 6350 Building and Landlord has agreed to provide Tenant with an improvement allowance in connection with such work.
C.    In connection with the foregoing, Landlord and Tenant desire to amend the Lease as hereinafter provided.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Sixth Amendment.

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2.Sprinkler Renovation. Subject to the full execution and delivery of this Sixth Amendment by Landlord and Tenant, Tenant shall commence performing the Sprinkler Renovation Work (as defined the Tenant Work Letter attached hereto as Exhibit "A") in the 6350 Building pursuant to the terms and conditions of the Tenant Work Letter attached hereto as Exhibit "A".
3.No Further Modification. Except as set forth in this Sixth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.
IN WITNESS WHEREOF, this Sixth Amendment has been executed as of the day and year first above written.

"LANDLORD": SEQUENCE TECH. CENTER CA LLC, a Delaware limited liability company By: /s/ Ryan Lewis Name: Ryan Lewis Title: Director, Western US Date: 6/2/2021	"TENANT": DEXCOM, INC., a Delaware corporation By: /s/ Jereme Sylvain Name: Jereme Sylvain Its: EVP, Chief Financial Officer
By: /s/ Erik T. Gustafson Name: Erik T. Gustafson Title: Senior Managing Director Date: 6/2/2021

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EXHIBIT A
TENANT WORK LETTER
This Tenant Work Letter ("Tenant Work Letter") shall set forth the terms and conditions relating to the Sprinkler Renovation Work described below.
SECTION 1

GENERAL
Except for the Improvement Allowance set forth below and as otherwise set forth in the Lease, Landlord shall not be obligated to make or pay for any alterations or improvements to the Buildings or the Project.
SECTION 2

IMPROVEMENT ALLOWANCE AND SPRINKLER RENOVATION WORK
2.1    Improvement Allowance. Tenant shall be entitled to an improvement allowance (the "Improvement Allowance") in the amount of up to, but not exceeding, One Million Six Hundred Thirty-Three Thousand Dollars ($1,633,000.00), to help Tenant pay for the costs of the design, permitting and construction of the sprinkler renovation work in the 6350 Building (collectively, the "Sprinkler Renovation Work"); provided, however, that Landlord shall have no obligation to disburse all or any portion of the Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to April 30, 2022. Landlord shall not be obligated to disburse any portion of the Improvement Allowance for disbursement requests beyond April 30, 2022. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Improvement Allowance which is not used to pay for the Improvement Allowance Items (as defined below).
2.2    Disbursement of the Improvement Allowance.
2.2.1    Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the "Improvement Allowance Items"):
2.2.1.1    Payment of (i) the fees of the Architect and the Engineers (as such terms are defined below), and (ii) the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the Construction Drawings (as defined below);
2.2.1.2    The payment of plan check, permit and license fees relating to construction of the Sprinkler Renovation Work;
2.2.1.3    The cost of construction of the Sprinkler Renovation Work, including, without limitation, contractors' fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage.

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2.2.1.4    The cost of any changes to the Construction Drawings or Sprinkler Renovation Work required by applicable laws;
2.2.1.5    Sales and use taxes and Title 24 fees; and
2.2.1.6    All other costs to be expended by Landlord or Tenant in connection with the design, permitting and construction of the Sprinkler Renovation Work.
2.2.2    Disbursement of Improvement Allowance. Subject to Section 2.1 above, during and after the construction of the Sprinkler Renovation Work, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:
2.2.2.1    Monthly Disbursements. From time to time during and after the construction of the Sprinkler Renovation Work (but in no event sooner than August 1, 2021 and no more frequently than monthly), Tenant shall deliver to Landlord: (i) a request for payment by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Sprinkler Renovation Work, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the budget included in the Contract (as defined below); (ii) paid invoices from all of Tenant's Agents (as defined below), for labor rendered and materials delivered to the 6350 Building; (iii) executed mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8138; and (iv) each of the general disbursement items referenced in Section 2.2.2.2 below, and all other information reasonably requested by Landlord. Following Landlord's receipt of a completed disbursement request submission, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention") and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not reasonably dispute any request for payment based on non-compliance of any work with the Approved Working Drawings (as defined below) or due to any substandard work. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.
2.2.2.2    Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Sprinkler Renovation Work, provided that (i) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, HVAC, life-safety or other systems of the 6350 Building, the curtain wall of the 6350 Building, or the structure or exterior appearance of the 6350 Building; and (ii) Tenant has delivered to Landlord: (A) properly executed and final unconditional mechanics lien releases in compliance with applicable California law; (B) if applicable, permit cards signed off by the City of San Diego (the "City") with respect to the Sprinkler Renovation Work; (C) as-built plans and City-permitted plans for the Sprinkler Renovation Work; (D) operation manuals and warranties for equipment included within the Sprinkler Renovation Work, if applicable; (E) copy of the contract with the Contractor (if not previously delivered to Landlord); (F) copy of the Contractor's certificate of insurance, including Additional Insured endorsement naming Landlord (and any other party requested by Landlord) as additional insureds; and (G) the Contractor's schedule of values, showing total contract value.

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2.2.2.3    Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items.
SECTION 3

CONSTRUCTION DRAWINGS
3.1    Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner (the "Architect") and engineering consultants ("Engineers") approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, to prepare the Construction Drawings. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord's reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.
3.2    Final Working Drawings. As soon as reasonably possible after the date hereof, Tenant shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Sprinkler Renovation Work, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to obtain all applicable permits for the Sprinkler Renovation Work (collectively, the "Final Working Drawings"), and shall submit the same to Landlord for Landlord's approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Working Drawings for the Sprinkler Renovation Work if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord.
3.4    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of the Sprinkler Renovation Work. After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit. No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

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3.5    Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter Agreement, Landlord may, in Landlord's sole and absolute discretion, transmit or otherwise deliver any of the approvals from Landlord required under this Tenant Work Letter via electronic mail to Tenant's representative identified in Section 5.1 of this Tenant Work Letter, or by any of the other means identified in Section 29.18 of the Lease.
SECTION 4

CONSTRUCTION OF THE SPRINKLER RENOVATION WORK
4.1    Tenant's Selection of Contractor and Tenant's Agents.
4.1.1    The Contractor. Tenant shall select a general contractor to construct the Sprinkler Renovation Work (the "Contractor"), which Contractor shall be subject to Landlord’s reasonable approval.
4.1.2    Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.
4.2    Construction of Sprinkler Renovation Work by Tenant's Agents.
4.2.1    Construction Contract; Cost Budget. Prior to Tenant's execution of the construction contract and general conditions with Contractor (the "Contract"), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the construction of the Sprinkler Renovation Work, Tenant shall provide Landlord with a written detailed cost breakdown (the "Final Costs Statement"), by trade, of the final costs to be incurred, or which have been incurred, as set forth more particularly in Section 2.2.1.1 through 2.2.1.6 above, in connection with the design, permitting and construction of the Sprinkler Renovation Work to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract, if any (the "Final Costs").
4.2.2    Tenant's Agents.
4.2.2.1    Landlord's General Conditions for Tenant's Agents and Sprinkler Renovation Work. Tenant's and Tenant's Agents' construction of the Sprinkler Renovation Work shall comply with the following: (i) the Sprinkler Renovation Work shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant's Agents shall submit schedules of all work relating to the Sprinkler Renovation Work to Contractor and Contractor shall, within five (5) business days after Tenant's receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord's Building contractor or Landlord's Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Sprinkler Renovation Work.
4.2.2.2    Indemnity. Tenant's indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Sprinkler Renovation Work and/or Tenant's disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply

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with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Sprinkler Renovation Work, and (ii) to enable Tenant to obtain any building permit for the 6350 Building required for the Sprinkler Renovation Work.
4.2.2.3    Insurance Requirements.
4.2.2.3.1  General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.
4.2.2.3.2  Special Coverages. Tenant shall carry "Builder's All Risk" insurance in an amount equal to the full replacement cost of the improvements being constructed by Tenant for the Sprinkler Renovation Work, and such other insurance as Landlord may reasonably require; provided, however, to the extent such other insurance is not available on a commercially reasonable basis, then Tenant shall not be required to carry such insurance. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.
4.2.2.3.3  General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Sprinkler Renovation Work and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. If the Sprinkler Renovation Work are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents, and shall name as additional insureds Landlord's property manager, Landlord's asset manager, and all mortgagees and ground lessors of the 6350 Building and any other parties, each to the extent specified by Landlord to Tenant in writing. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter.
4.2.3    Governmental Compliance. The Sprinkler Renovation Work shall comply in all material respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.
4.2.4    Inspection by Landlord. Landlord shall have the right to inspect the Sprinkler Renovation Work at reasonable times, provided however, that Landlord's failure to inspect the Sprinkler Renovation Work shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Sprinkler Renovation Work constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Sprinkler Renovation Work, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the

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Sprinkler Renovation Work shall be rectified by Tenant at no expense to Landlord, provided however, that if Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Sprinkler Renovation Work and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, HVAC or life-safety systems of the 6350 Building, or the structure or exterior appearance of the 6350 Building, Landlord may, take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Sprinkler Renovation Work until such time as the defect, deviation and/or matter is corrected to Landlord's satisfaction.
4.2.5    Meetings. Subsequent to the execution of the Sixth Amendment, Tenant shall hold regularly-scheduled meetings at a reasonable time with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Sprinkler Renovation Work, which meetings shall be held at a location designated by Tenant. Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.
4.3    Notice of Completion; Copy of "As Built" Plans. Within ten (10) business days after completion of construction of the Sprinkler Renovation Work, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the 6350 Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord two (2) sets of sepias of such as-built drawings within ninety (90) days following completion of construction of the Sprinkler Renovation Work, and (D) to deliver to Landlord a computer disk containing the Approved Working Drawings in AutoCAD format, (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the Sprinkler Renovation Work in the 6350 Building, and (iii) Tenant shall assign to Landlord all warranties and guaranties pertaining to the Sprinkler Renovation Work.
4.4    Coordination by Tenant's Agents with Landlord. Upon Tenant's delivery of the Contract to Landlord under Section 4.2.1 of this Tenant Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Sprinkler Renovation Work and showing the critical time deadlines for each phase, item or trade relating to the construction of the Sprinkler Renovation Work.
SECTION 5

MISCELLANEOUS
5.1    Tenant's Representative. Tenant has designated Jon Haigis (858) 281-7013 and jon.haigis@dexcom.com as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

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5.2    Landlord's Representative. Landlord has designated Holly Jump at (858) 292-1667 and holly_jump@jhancock.com as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
5.3    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
5.4    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant of this Tenant Work Letter or the Lease has occurred at any time on or before the completion of the Sprinkler Renovation Work, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Sprinkler Renovation Work, and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be postponed until such time as such default is cured pursuant to the terms of the Lease.

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